UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 21, 2010

AMERALIA, INC.
(Exact name of registrant as specified in its charter)

Utah	0-15474	87-0403973
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 County Road 31, Rifle, CO 81650
(Address of principal executive offices) (Zip Code)

(720) 876 2373
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

In conjunction with the meeting of shareholders to be held on June 21, 2010, a proxy statement and other information is being mailed to shareholders on or about May 24, 2010.  It contains the following letter to shareholders from Mr. Bill H. Gunn, our Chairman:

Chairman’s Letter to Shareholders

Dear Shareholders

I am delighted to report to you that your company, after a long sustained effort, is now largely debt free and holding an 18% interest in an also largely debt free Natural Soda Holdings, Inc. (“NSHI”) that wholly owns Natural Soda, Inc. (“NSI”).  As the financial statements in our Form 10K for the year ended June 30, 2009 show, our recent restructuring resulted in an increase in our shareholders’ equity of $75.7 million.

We believe NSHI and NSI have two world class natural resource assets and, potentially, a third.  NSI owns some of the largest water rights in the Colorado River Basin, the most sought after water in the US and the largest available deposit of naturally occurring sodium bicarbonate in the world.  Deposits of oil shale lie below, above and are interspersed within the nahcolite contained within the sodium leases.  While NSHI does not have any rights to this oil shale resource, it has applied for a research, development and demonstration lease over some of these oil shale resources.

Water Assets

NSI’s water rights, more completely described in our SEC filings, represent entitlements to 108,812 acre feet (35.46 billion gallons) of water per year.  These water rights far exceed the expected needs of our sodium bicarbonate business.  They are assets that can be separately bought and sold much like real estate and could be very valuable.  They can be utilized for agricultural, mining, industrial or municipal purposes.  Some of these water rights are subject to a requirement to demonstrate reasonable diligence.  NSI must file an application every six years to support its claim.  In April, 2010 the Water Court determined that NSI had met the standard of reasonable diligence with respect to its conditional water rights.  No further filings are required for a further six years.  We believe that this finding adds materially to the security of our conditional water rights.  We are considering possible uses for our water rights to meet the increasing demand for this very scarce resource.

In April, 2010, National Geographic magazine produced an entire issue highlighting the importance of water and its limited supply.  “Aqua Shock - The Water Crisis in America“, a recent book by Susan Marks identified that the western United States may soon be facing a critical shortage.  The Colorado River Basin is unlikely to provide for the future needs of the 30 million people that it currently supports.  This has serious implications for the western United States.

Sodium Bicarbonate Assets

NSI’s sodium bicarbonate business continues to produce a growing and profitable revenue stream.  We believe that NSI is now the second largest producer of sodium bicarbonate in North America.  We believe NSI is the lowest cost producer and has resources available for many generations.  NSI drilled wells during 2009 to create two new production cavities, now on line and producing improved quality brine.  This is reflected in increased production tonnages and lower costs.  NSI’s largest variable cost is for the natural gas used to heat the water in the solution mining process.  Natural gas prices have recently fallen and this, in conjunction with the improved brine quality, has improved production efficiency.  In April, 2010 NSI sold over 10,000 tons of sodium bicarbonate.  With its improved production capability we expect these higher levels of sales to continue.  In addition, NSI has achieved higher prices for its product and its customer base is expanding.  See our management discussion in our March Quarter Form 10Q which accompanies this letter for additional information.

Based on these good results NSI is planning to enlarge its surface facilities to enable it to produce up to 250,000 tons per year over time, approximately doubling the current size of its operations.  It has the preliminary design of the expansion planned and we are discussing with NSHI’s other shareholder, Sentient, how we might finance the project.

We are also looking at other mineral properties in our area that may have growth and synergistic potential for us.

Important People

Management’s attention over recent years has been focused on building a profitable sodium bicarbonate business.  This is largely due to the dedicated efforts of two talented and committed individuals: Brad Bunnett, President of NSI, and Bob Warneke, NSI’s Director of Manufacturing.  Brad has been instrumental in building NSI’s marketing and administration.  Bob is the most expert and experienced person there is in solution mining nahcolite and sodium bicarbonate production.  Together, these two people and our dedicated employees have produced high quality product at low cost and delivered it through our established distribution network to a growing and stable customer base.  Also, with the help of Tim Buchanan, a Colorado water attorney, we have enhanced the security of NSI’s water rights and positioned ourselves to take advantage of emerging possibilities.

Our Goals

Following these successes, it is now our wish to position ourselves to acquire a greater interest in NSHI and to participate in its expansion, raise additional capital and pursue the possible acquisition of other natural resource assets.

We are attempting to acquire some or all of the outstanding shares of NSHI we do not own from Sentient so that we can secure majority ownership.  If we cannot achieve this objective we shall likely have to register as an investment company or seek alternative means of complying with the Investment Company Act.   We are also considering the possible benefits of acquiring other natural resource assets.  However, it is our intention to complete an exchange with Sentient, acquire a new business or else enter into some form of business combination or restructuring that enables us to continue as an operating company rather than register as an investment company.

The historic name, AmerAlia, Inc., is no longer relevant so we plan to change it to Natural Resources Corporation, Inc. to more accurately describe our mission to identify and develop natural resource assets.  The accompanying proxy statement seeks your support for a number of proposals including the election of directors, appointment of auditors, approval of a change in the company’s name and approval of new stock option plans for directors and employees.  All these proposals are fully discussed in the proxy statement.

We also hope to list our shares on a more suitable exchange to meet the needs of our shareholders, either the NYSE AMEX or NASDAQ Capital Market.  In order to meet their listing requirements, including a minimum bid price, we may have to reverse split the company’s stock and we are seeking your permission to do that.  The board would only make that decision if it becomes absolutely necessary to meet the listing requirements and only when the directors are confident there is sufficient support that the market capitalization will not be severely impacted.  While our board has not made any decision to recommend a reverse split at this time, we are seeking your authority to do so until December 31, 2010 if it becomes necessary.

In conjunction with our name change, we are changing our corporate logo and modernizing our website which will contain investor presentations and other valuable information for shareholders.  This new website will be available following the shareholder meeting under our new name.  I encourage you all to attend the meeting, if that is possible, and to vote in support of the proposals.  As you will notice in the proxy card, you have several options and you can vote by mail, telephone or over the internet.

Conclusion

We thank you for your patient support of the company over the last several years.  While the wait has been long, as you can recognize we have succeeded in developing a profitable business with excellent growth prospects and that has assets with a probable value far in excess of their cost.  NSHI may even be able to gain title to a major and unique resource if it can secure rights to some form of an oil shale lease.  We have accomplished all of this and retained a significant ownership interest in NSHI.  This is a satisfying outcome to be able to report to you.

We hope that you will continue to support us as we build further value for you over the coming years.

Sincerely

/s/ Bill H. Gunn
Bill H. Gunn
Chairman & CEO

Forward Looking Statements

AmerAlia’s future conduct depends on a number of factors beyond our control, so we cannot assure you we will be able to conduct AmerAlia’s operations as we contemplate in this report.  This report contains various statements using the terms “may”, “expect to”, and other terms denoting future possibilities.  They are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We cannot guarantee the accuracy of these statements as they are subject to a variety of risks beyond our ability to predict or control.  These risks may cause actual results to differ materially from the projections or estimates contained in this report.  These risks are discussed in our annual reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERALIA, INC.
(Registrant)

Date: May 24, 2010	By: /s/ Robert van Mourik
Name: Robert van Mourik
Title: Chief Financial Officer